CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AMG Funds I of our reports dated November 17, 2023, relating to the financial statements and financial highlights, which appears in AMG Boston Common Global Impact Fund’s and AMG Veritas Global Real Return Fund’s Annual Report on Form N-CSR for the year ended September 30, 2023. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

January 26, 2024